Exhibit 99.2

NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

November 25, 2013
WASHINGTON REAL ESTATE INVESTMENT TRUST COMPLETES SALES OF FIRST PHASE OF MEDICAL OFFICE PORTFOLIO FOR $307.2 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, has completed two separate sale transactions comprising approximately 877,000 square feet of its medical office portfolio in addition to two office assets (both of which have significant medical office tenancy) totaling approximately 216,000 square feet. The aggregate sale proceeds for the two transactions were $307.2 million, or $281 per square foot.

The first sale transaction included 2440 M Street, Alexandria Professional Center, Woodholme Medical Office Building, 9850 Key West Avenue, 15001 Shady Grove Road, 15005 Shady Grove Road, 6565 Arlington Boulevard, 19500 at Riverside Office Park, 9707 Medical Center Drive, Woodholme Center, CentreMed I & II, Ashburn Farm I, II and III, 8301 Arlington Boulevard and Sterling Medical Office Building. The second transaction included 4661 Kenmore Avenue, a land parcel that is being utilized as off-site/overflow parking for one of the medical office buildings, Alexandria Professional Center, located in Alexandria, Virginia. The sole buyer in these transactions is Harrison Street Real Estate Capital, LLC.

As previously announced, WRIT’s remaining medical office properties are also under two additional contracts with Harrison Street Real Estate Capital, LLC and are projected to close as follows: Woodburn I & II on or about January 31, 2014 for approximately $79 million, and Prosperity I, II and III on or about January 31, 2014 for approximately $114.6 million.

“As planned, the structure of this large transaction has provided WRIT the flexibility to redeploy the sales proceeds into assets that are aligned with our current strategy. We look forward to executing the two remaining medical office sales transactions in the next few months,” said Paul T. McDermott, President and Chief Executive Officer of WRIT.

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 56 properties totaling approximately 7 million square feet of commercial space and 2,675 multifamily units, and land held for development. These 56 properties consist of 23 office properties, 5 medical office properties, 16 retail centers and 12 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the timing of the closings on the sale of the remaining assets in the medical office portfolio, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the

SEC, including our 2012 Form 10-K and third quarter 2013 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.